Exhibit 99.1: Peoples Financial Corporation Press Release Dated April 11, 2005

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION EARNINGS JUMP 83%

BILOXI, MS (April 11, 2005)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported net income for the first quarter of 2005 totaled $1,962,000 an increase of 83% over the same quarter in 2004.

The increase in earnings was partially attributable to a one-time gain of $459,000, net of taxes, from the proceeds of the PULSE EFT Association Exchange.

Earnings per share for first quarter of 2005 rose 84% to $.35, compared to $.19 per share the year before. Earnings per share figures are based on weighted average shares outstanding of 5,552,801 and 5,557,284 on March 31, 2005 and March 31, 2004, respectively.

“Our first quarter was most successful if a little unusual,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank. “Our loan volume decreased for the first time in nearly a year and a half, due primarily to two large loans that were paid early during the quarter. We view this as an unusual occurrence of two events taking place in the same quarter that did not allow time for us to make them up with additional new loan volume,” added Swetman. “We continue to see strong economic growth and demand for credit in our Mississippi Gulf Coast trade area,” he added.

Founded in 1896, with $645 million in assets as of March 31, 2005, The Peoples Bank operates 16 full-service branches and 37 ATMs along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)	2005	2004	Change
Quarter Ended March 31,
Net Income	$1,962	$1,072	83%
Net Income Per Share	0.35	0.19	84%

Financial Condition
March 31,	2005	2004	Change
Total Assets	$644,986	$599,391	8%
Loans — Net of Unearned Discounts	323,074	309,283	4%
Investment Securities	227,060	218,904	4%
Total Deposits	426,777	406,683	5%
Shareholders’ Equity	86,261	85,510	1%
Book Value Per Share	15.54	15.39	1%

Selected Ratios

Return on average shareholders’ equity	9.12%	5.07%
Return on average total assets	1.27%	0.73%
Primary capital to average assets	15.04%	15.69%
Allowance for loan losses as a % of loans, net of unearned discount	2.02%	2.08%

(1)	Based on weighted average shares outstanding of 5,552,801 and 5,557,284 at March 31, 2005 and 2004, respectively.